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                                                                      EXHIBIT 21

              SUBSIDIARIES OF APPLIED ANALYTICAL INDUSTRIES, INC.

1.  Applied Analytical Industries Italy, S.r.l.
2.  Applied Analytical Industries Deutschland GmbH
3.  AAI Applied Analytical Industries Deutschland Verwaltungsgesellschaft mbH
4.  AAI Applied Analytical Industries Deutschland GmbH & Co. KG
5.  AAI UK Limited
6.  AAI Japan, Inc.
7.  AAI Technologies, Inc.
8.  AAI Properties, Inc.
9.  Applied Analytical Industries Learning Center, Inc.
10. Kansas City Analytical Services, Inc.
11. Medical & Technical Research Associates, Inc.
12. Applied Analytical Industries Holdings Limited